================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. __)*


                          Sirtris Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    82968A105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 2 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM Capital GmbH
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 3 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM Life Science Ventures GmbH & Co. KG
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 4 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM V Life Science Ventures Management GmbH & Co. KG
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 5 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Hubert Birner
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 6 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Gert Caspritz
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 7 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark Cipriano
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 8 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       John DiBello
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  82968A105                   13G                          PAGE 9 OF 21
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Stefan Fischer
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 10 OF 21
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Alexandra Goll
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 11 OF 21
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Axel Polack
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 12 OF 21
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       David Poltack
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 10 OF 21
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Helmut Schuhsler
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Austria
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 14 OF 21
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Bernd Seibel
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,820,021
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,820,021
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,820,021
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 15 OF 21
====================                                               =============

ITEM 1(A).   NAME OF ISSUER:
             --------------
             Sirtris Pharmaceuticals, Inc. (the "Issuer").

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------
             Suite 104, 790 Memorial Drive, Cambridge, MA 02139.

ITEM 2(A).   NAME OF PERSONS FILING:
             ----------------------
             This statement is filed by TVM V Life Science Ventures GmbH & Co. KG ("TVM V LS"); TVM V Life Science Ventures Management GmbH & Co. KG, the managing limited partner and investment committee of TVM V LS ("TVM V LS Management"); TVM Capital GmbH ("TVM Capital"), the sole general partner of TVM V LS; John DiBello ("DiBello"), Alexandra Goll ("Goll"), Helmut Schuhsler ("Schuhsler") and Bernd Seibel ("Seibel"), who are members of TVM Capital (collectively the "TVM Capital Managers"); and Hubert Birner ("Birner"); Gert Caspritz ("Caspritz"); Mark Cipriano ("Cipriano"); Stefan Fischer ("Fischer"); Axel Polack ("Polack"); and David Poltack ("Poltack"), who, together with the TVM Capital Managers, are limited partners of, and serve as members of the investment committee of TVM V LS Management (collectively, the "TVM V LS Managers"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively referred to as the "Reporting Persons."

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------
             The principal business address for TVM Capital, TVM V LS, TVM V LS Management, Birner, Fischer, Goll, Polack, Schuhsler and Seibel is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany. The principal business address for Caspritz, Cipriano, DiBello and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110.

ITEM 2(C).   CITIZENSHIP:
             -----------
             TVM Capital is a German limited liability company. TVM V LS and TVM V LS Management are German limited partnerships. Cipriano, DiBello and Poltack are citizens of the United States. Birner, Caspritz, Fischer, Goll, Polack and Seibel are citizens of Germany. Schuhsler is a citizen of Austria.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             ----------------------------
             Common Stock, $0.001 par value per share (the "Common Stock").

ITEM 2(E).   CUSIP NUMBER:
             ------------
             82968A105.

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 16 OF 21
====================                                               =============

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
             -----------------------------------------------------------------
             OR (C), CHECK WHETHER THE PERSON FILING IS A:
             --------------------------------------------
             Not applicable.

ITEM 4.      OWNERSHIP.
             ---------
             (a)  Amount Beneficially Owned:

             TVM V LS is the record owner of 1,820,021 shares of Common Stock as of December 31, 2007 (the "Record Shares"). By virtue of their business affiliations, each of the Reporting Persons may be deemed to beneficially own all of the Record Shares.

             (b)  Percent of Class:

             See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 28,699,429 shares of Common Stock reported to be outstanding as of November 8, 2007, in the Issuer's most recently filed Form 10-Q as filed with the SEC on November 14, 2007.

             (c)  Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See line 6 of cover sheets.

                  (iii) sole power to dispose or to direct the disposition: See line 7 of cover sheets.

                  (iv)  shared power to dispose or to direct the disposition:
                        See line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             --------------------------------------------
             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ---------------------------------------------------------------
             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
             ---------------------------------------------------------------
             CONTROL PERSON.
             --------------
             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-5(b).

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 17 OF 21
====================                                               =============

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------
             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------
             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 18 OF 21
====================                                               =============

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2008


TVM CAPITAL GMBH


By: /s/ Friedrich Bornikoel
    ---------------------------------------
    Name:  Friedrich Bornikoel
    Title: Managing Director


By: /s/ John J. DiBello
    ---------------------------------------
    Name:  John J. DiBello
    Title: Authorized Signatory



TVM V LIFE SCIENCE VENTURES GMBH & CO. KG


By: TVM Capital GmbH
    its general partner


       By: /s/ Friedrich Bornikoel
           ---------------------------------------
           Name:  Friedrich Bornikoel
           Title: Managing Director


       By: /s/ John J. DiBello
           ---------------------------------------
           Name:  John J. DiBello
           Title: Authorized Signatory


TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG


By: /s/ John J. DiBello
    ---------------------------------------
    Name:  John J. DiBello
    Title: Authorized Signatory


By: /s/ David Poltack
    ---------------------------------------
    Name:  David Poltack
    Title: Authorized Signatory


/s/Hubert Birner
---------------------------------------
Hubert Birner


/s/Gert Caspritz
---------------------------------------
Gert Caspritz

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 19 OF 21
====================                                               =============


/s/Mark Cipriano
---------------------------------------
Mark Cipriano


/s/John J. DiBello
John J. DiBello


/s/Stefan Fischer
---------------------------------------
Stefan Fischer


/s/Alexandra Goll
---------------------------------------
Alexandra Goll


/s/Axel Polack
---------------------------------------
Axel Polack


/s/David Poltack
---------------------------------------
David Poltack


/s/Helmut Schuhsler
---------------------------------------
Helmut Schuhsler


/s/Bernd Seibel
---------------------------------------
Bernd Seibel

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 20 OF 21
====================                                               =============


                                                                       EXHIBIT 1
                                                                       ---------
                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Sirtris Pharmaceuticals, Inc.

EXECUTED as a sealed instrument this 12th day of February, 2007.

TVM CAPITAL GMBH


By: /s/ Friedrich Bornikoel
    ---------------------------------------
    Name:  Friedrich Bornikoel
    Title: Managing Director


By: /s/ John J. DiBello
    ---------------------------------------
    Name:  John J. DiBello
    Title: Authorized Signatory



TVM V LIFE SCIENCE VENTURES GMBH & CO. KG


By: TVM Capital GmbH
    its general partner


       By: /s/ Friedrich Bornikoel
           ---------------------------------------
           Name:  Friedrich Bornikoel
           Title: Managing Director


       By: /s/ John J. DiBello
           ---------------------------------------
           Name:  John J. DiBello
           Title: Authorized Signatory


TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG


By: /s/ John J. DiBello
    ---------------------------------------
    Name:  John J. DiBello
    Title: Authorized Signatory


By: /s/ David Poltack
    ---------------------------------------
    Name:  David Poltack
    Title: Authorized Signatory


/s/Hubert Birner
---------------------------------------
Hubert Birner

====================                                               =============
CUSIP NO.  82968A105                   13G                         PAGE 22 OF 21
====================                                               =============


/s/Gert Caspritz
---------------------------------------
Gert Caspritz


/s/Mark Cipriano
---------------------------------------
Mark Cipriano


/s/John J. DiBello
---------------------------------------
John J. DiBello


/s/Stefan Fischer
---------------------------------------
Stefan Fischer


/s/Alexandra Goll
---------------------------------------
Alexandra Goll


/s/Axel Polack
---------------------------------------
Axel Polack


/s/David Poltack
---------------------------------------
David Poltack


/s/Helmut Schuhsler
---------------------------------------
Helmut Schuhsler


/s/Bernd Seibel
---------------------------------------
Bernd Seibel